Exhibit 99.1

MICHAEL KORS

Michael Kors Holdings Limited Announces Second Quarter Fiscal 2015 Results

Second Quarter Total Revenue Increased 42.7%; Comparable Store Sales Increased 16.4%

Second Quarter Reported Diluted EPS Increased 40.8% to $1.00

Company Announces $1 Billion Share Repurchase Program

London — November 4, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the second quarter ended September 27, 2014.

For the second quarter ended September 27, 2014:

•	Total revenue increased 42.7% to $1.1 billion from $740.3 million in the second quarter of fiscal 2014.

•	Retail net sales increased 39.4% to $495.6 million driven by 121 net new store openings since the end of the second quarter of fiscal 2014 and a 16.4% increase in comparable store sales. Wholesale net sales increased 46.1% to $514.1 million and licensing revenue increased 42.8% to $46.9 million.

•	Revenue in North America increased 29.8% to $802.2 million, with a 10.8% increase in comparable store sales. European revenue grew 108.6% to $237.9 million, with comparable store sales increasing 41.1%. Revenue in Japan increased 106.3% to $16.5 million, with comparable store sales growth of 52.9%.

•	Gross profit increased 43.4% to $645.0 million, and as a percentage of total revenue increased to 61.0% compared to 60.8% in the second quarter of fiscal 2014.

•	Income from operations was $305.6 million, or 28.9% as a percentage of total revenue, as compared to $221.5 million, or 29.9% as a percentage of total revenue, for the second quarter of fiscal 2014.

•	Net income was $207.0 million, or $1.00 per diluted share, based on 207.4 million weighted average diluted shares outstanding. Net income for the second quarter of fiscal 2014 was $145.8 million, or $0.71 per diluted share, based on 205.2 million weighted average diluted shares outstanding.

•	At September 27, 2014, the Company operated 473 retail stores, including concessions, compared to 352 retail stores, including concessions, at the end of the same prior-year period. The Company had 176 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 649 Michael Kors stores worldwide at the end of the second quarter of fiscal 2015.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Our strong second quarter results reflect our fashion leadership, aspirational product offering and jet-set luxury image that continue to resonate with customers globally. Once again, we delivered exceptional performance with both revenue and earnings per share growth in excess of 40%. This ongoing momentum reflects strength across our operating segments and geographies as we continue to expand our presence globally.”

For the first six months ended September 27, 2014:

•	Total revenue for the first six months increased 43.1% to $2.0 billion from $1.4 billion in the same period of fiscal 2014.

MICHAEL KORS

•	Retail net sales increased 43.2% to $975.8 million. Comparable store sales increased 20.2%. Wholesale net sales increased 43.3% to $920.9 million and licensing revenue increased 37.6% to $79.1 million.

•	Gross profit for the first six months increased 43.6% to $1.2 billion, and as a percentage of total revenue increased to 61.6% as compared to 61.3% in the same period of fiscal 2014.

•	Income from operations for the first six months was $582.3 million and as a percentage of total revenue was 29.5%. For the same period of fiscal 2014, income from operations was $419.0 million, or 30.3% as a percentage of total revenue.

•	Net income for the first six months was $394.7 million, or $1.90 per diluted share, based on 207.3 million weighted average diluted shares outstanding. Net income for the same period of fiscal 2014 was $270.8 million, or $1.32 per diluted share, based on 205.5 million weighted average diluted shares outstanding.

South Korea Licensed Business

The Company also announced that it will take direct control of the Michael Kors business in South Korea from its current partner, Simone FC, by the early part of calendar 2016. The current distribution in this region includes 37 locations. The Company will focus on building the infrastructure and developing its expansion strategy for South Korea in order to position this business for long term growth.

Share Repurchase Program

The Company’s Board of Directors has authorized a $1 billion share repurchase program. Share repurchases may be made in open market or privately negotiated transactions over a two year period, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.

Joseph B. Parsons, Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, stated, “We are pleased to initiate a share repurchase program, which reflects the Board and management’s confidence in our ability to achieve our long term growth objectives and generate strong free cash flow. This repurchase program underscores our commitment to returning value to shareholders, while maintaining the financial flexibility to strategically invest in our business.”

Outlook

For the third quarter of fiscal 2015, the Company expects total revenue to be in the range of $1.27 billion to $1.30 billion. This assumes a low double digit comparable store sales increase. Diluted earnings per share are expected to be in the range of $1.31 to $1.34 for the third quarter of fiscal 2015. This assumes 208.3 million weighted average diluted shares outstanding and a tax rate of approximately 32.5%.

For fiscal 2015, the Company now expects total revenue to be in the range of $4.3 billion to $4.4 billion. This assumes a comparable store sales increase in the mid teens. Diluted earnings per share are now expected to be in the range of $4.13 to $4.18 for fiscal 2015. This assumes 208.0 million weighted average diluted shares outstanding and a tax rate of approximately 32.2%.

MICHAEL KORS

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, November 4, 2014 at 8:00 a.m. ET. A replay of the call will be available today at 11:00 a.m. ET; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858 384-5517 for international callers and enter access code 6121193. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (File No. 001-35368), filed on May 28, 2014 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

Michael Kors Holdings Limited

Krystyna Lack - VP, Treasurer

201-691-6133

InvestorRelations@MichaelKors.com

Or

ICR, Inc.

Jean Fontana

203-682-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

646-277-1231

KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Net sales	$1,009,669	$707,444	$1,896,706	$1,323,692
Licensing revenue	46,936	32,859	79,053	57,470

Total revenue	1,056,605	740,303	1,975,759	1,381,162
Cost of goods sold	411,578	290,428	759,099	534,016

Gross profit	645,027	449,875	1,216,660	847,146
Total operating expenses	339,469	228,415	634,331	428,124

Income from operations	305,558	221,460	582,329	419,022
Other income	(2,051)	—	(1,546)	—
Interest expense, net	72	130	31	300
Foreign currency loss	3,440	18	3,745	276

Income before provision for income taxes	304,097	221,312	580,099	418,446
Provision for income taxes	97,107	75,504	185,393	147,642

Net income	$206,990	$145,808	$394,706	$270,804

Weighted average ordinary shares outstanding:
Basic	204,464,952	202,560,870	204,107,262	202,686,313
Diluted	207,432,250	205,154,692	207,304,247	205,547,191
Net income per ordinary share:
Basic	$1.01	$0.72	$1.93	$1.34
Diluted	$1.00	$0.71	$1.90	$1.32
Statements of Comprehensive Income:
Net income	$206,990	$145,808	$394,706	$270,804
Foreign currency translation adjustments	(27,671)	6,331	(24,604)	4,973
Net realized and unrealized gains (losses) on derivatives	9,094	(2,592)	10,558	(3,213)

Comprehensive income	$188,413	$149,547	$380,660	$272,564

MICHAEL KORS

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 27, 2014	March 29, 2014	September 28, 2013
Assets
Current assets
Cash and cash equivalents	$1,012,393	$955,145	$618,841
Receivables, net	346,822	314,055	228,850
Inventories	619,296	426,938	404,194
Deferred tax assets	29,204	30,539	9,381
Prepaid expenses and other current assets	125,658	50,492	84,675

Total current assets	2,133,373	1,777,169	1,345,941
Property and equipment, net	453,836	350,678	284,580
Intangible assets, net	53,278	48,034	36,316
Goodwill	14,005	14,005	14,005
Deferred tax assets	6,423	3,662	7,777
Other assets	28,515	23,425	19,155

Total assets	$2,689,430	$2,216,973	$1,707,774

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$179,079	$131,953	119,420
Accrued payroll and payroll related expenses	46,733	54,703	36,746
Accrued income taxes	19,361	47,385	7,588
Accrued expenses and other current liabilities	80,692	74,329	54,444

Total current liabilities	325,865	308,370	218,198
Deferred rent	93,434	76,785	69,976
Deferred tax liabilities	3,905	5,887	19,010
Other long-term liabilities	21,097	19,800	14,293

Total liabilities	444,301	410,842	321,477
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 205,797,551 shares issued and outstanding at September 27, 2014, 204,291,345 shares issued and outstanding at March 29, 2014, and 203,846,931 shares issued and outstanding at September 28, 2013	—	—	—
Treasury shares, at cost (40,787 shares at September 27, 2014, and 29,765 at March 29, 2014)	(3,484)	(2,447)	—
Additional paid-in capital	586,588	527,213	490,941
Accumulated other comprehensive loss	(20,419)	(6,373)	(1,701)
Retained earnings	1,682,444	1,287,738	897,057

Total shareholders’ equity	2,245,129	1,806,131	1,386,297

Total liabilities and shareholders’ equity	$2,689,430	$2,216,973	$1,707,774

MICHAEL KORS

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue by Segment and Region:
Retail net sales: North America	$370,999	$294,368	$744,558	$569,738
Europe	108,125	53,228	200,040	95,704
Japan	16,455	7,977	31,223	15,803

Total Retail Net Sales	495,579	355,573	975,821	681,245
Wholesale net sales: North America	400,678	291,050	727,721	542,623
Europe	113,412	60,821	193,164	99,824

Total Wholesale Net Sales	514,090	351,871	920,885	642,447
Licensing revenue: North America	30,549	32,859	48,836	57,470
Europe	16,387	—	30,217	—

Total Licensing Revenue	46,936	32,859	79,053	57,470

Total Revenue	$1,056,605	$740,303	$1,975,759	$1,381,162

Income from Operations:
Retail	$127,334	$103,133	$270,023	$206,247
Wholesale	156,672	98,531	274,324	179,577
Licensing	21,552	19,796	37,982	33,198

Total Income from Operations	$305,558	$221,460	$582,329	$419,022

Operating Margin:
Retail	25.7%	29.0%	27.7%	30.3%
Wholesale	30.5%	28.0%	29.8%	28.0%
Licensing	45.9%	60.2%	48.0%	57.8%
Total Operating Margin	28.9%	29.9%	29.5%	30.3%

	As of
	September 27, 2014		September 28, 2013
	Store Count	Square Footage	Store Count	Square Footage
Store Count and Square Footage by Region:
North America	320	872,282	264	670,444
Europe	111	251,884	57	115,118
Japan	42	51,980	31	38,865

Total	473	1,176,146	352	824,427